Exhibit 5.01

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

May 14, 2010

Beeland Management Company, L.L.C.

General Partner of

    Rogers International Raw Materials Fund, L.P.

141 West Jackson Blvd.

Suite 1340A

Chicago, Illinois 60604

Re:	Rogers International Raw Materials Fund, L.P. Units of Limited Partnership Interest

Dear Sirs:

We refer to the Registration Statement on Form S-1 filed by Rogers International Raw Materials Fund, L.P., an Illinois limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about May 14, 2010 and as may be amended by each amendment thereto (the “Registration Statement”), relating to the registration of an offering of $150,000,000 of units of Limited Partnership Interest of the Partnership (the “Units”).

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1. Assuming (i) the due authorization, execution and delivery to Beeland Management Company, L.L.C. (the “General Partner”) or its delegate of a Subscription Agreement by each subscriber for Units (collectively, the “Subscribers”), (ii) the due acceptance by the General Partner of a Subscription Agreement from each Subscriber and the due acceptance by the General Partner of the admission of each Subscriber as a limited partner of the Partnership, (iii) the payment by each Subscriber of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership shall reflect all information required by the Partnership’s Agreement of Limited Partnership and the Illinois Act with respect to all persons and entities to be admitted as partners and their contributions to the Partnership, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold as described in the Registration Statement and the Partnership’s Agreement of Limited Partnership, the Units to be issued to the Subscribers will represent valid limited partnership interests in the Partnership and, subject to the qualifications set forth herein, will be fully paid and nonassessable limited partnership interests in the Partnership, as to which the Subscribers as limited partners of the Partnership will have no liability in excess of their obligations to make contributions to the Partnership and their share of the Partnership’s assets and undistributed profits (subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it).

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Beeland Management Company, L.L.C.

May 14, 2010

2. There are no provisions in the Partnership’s Agreement of Limited Partnership the inclusion of which, subject to the terms and conditions therein, would cause the Limited Partners, as limited partners of the Partnership, to be deemed to be participating in the control of the business of the Partnership within the meaning of the Illinois Act.

This opinion is limited to the Securities Act and the Illinois Act. We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Illinois) to the sale of the Units.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP